Exhibit 10.1

Performance Stock Bonus
Award Agreement
Ameren Corporation
2006 Omnibus Incentive Compensation Plan
April 23, 2013

Ameren Corporation
Performance Stock Bonus Award Agreement
THIS AGREEMENT, effective April 23, 2013, represents the agreement to grant a Performance Stock Bonus (“Award”) by Ameren Corporation (the “Company”) to the Participant named below on March 1, 2014 (the “Grant Date”), pursuant to the provisions of the Ameren Corporation 2006 Omnibus Incentive Compensation Plan, as it may be amended from time to time in accordance with the terms thereof (the “Plan”). The number of Shares ultimately paid, if any, with respect to the Award shall be determined pursuant to Section 3 of this Agreement.
Article 9 the Plan provides a description of the terms and conditions governing the Award. If there is any inconsistency between the terms of this Agreement and the terms of the Plan, the Plan’s terms will completely supersede and replace the conflicting terms of this Agreement. All capitalized terms will have the meanings ascribed to them in the Plan, unless specifically set forth otherwise herein. The Company and Participant (collectively “the Parties”) hereto agree as follows:
1.    Grant Information. If the individual named below remains employed with the Company as of the Grant Date, the Company agrees on the Grant Date to award the following Performance Stock Bonus, as specified below:
(a)    Participant: Adam C. Heflin.
(b)    Target Value of Performance Stock Bonus: The Participant’s annual base salary as in effect on March 1, 2014.
2.    Award Determination. As more fully described in Section 4, the amount of the Performance Stock Bonus, if any, shall be determined based on performance as determined under Section 4 during the period March 1, 2014 through February 28, 2017 (“Performance Period”).
3.    Settlement. Provided this Award has not been forfeited as described in Section 6, and subject to the provisions of Section 6, the Company shall transfer to the Participant a number of Shares determined by multiplying the Target Value of the Performance Stock Bonus by a percentage factor (“Performance Factor”) determined as of the Determination Date in accordance with Section 4, and dividing such product by the Fair Market Value of one Share on the Determination Date (or if such date is not a business day, on the next succeeding business day). Any fractional Shares resulting from the application of this Section 3 shall be disregarded. The share transfer described above shall be made within 30 days after the Human Resources Committee of the Company’s Board of Directors makes the determination of the amount of the Performance Stock Bonus as described in Section 4.
4.    Performance Factor. The Human Resources Committee shall make the determination of the amount of the Performance Stock Bonus, if any, no later than the June 30, 2017 (“Determination Date”). If the Callaway Nuclear Facility remains at an overall plant performance level consistent with its performance on March 1, 2014 during the Performance Period, the Performance Factor as of the Determination Date shall be 100%. If the overall Callaway Nuclear Facility performance during the Performance Period is less than or greater than such facility’s performance as of March 1, 2014, the Human Resources Committee shall assign a Performance

Factor as of the Determination Date reflecting such performance. Such Performance Factor may be any percentage between 0% and 150%. The Callaway Nuclear Facility’s overall performance during the Performance Period and the Performance Factor shall be determined by the Human Resources Committee in its sole and absolute discretion.
5.    Right as Shareholder. The Participant shall have no voting or any other rights as a shareholder of the Company with respect to any Shares that may be payable in accordance with this Agreement prior to the date such Shares are transferred to the Participant. The Participant will obtain full voting and other rights as a shareholder of the Company upon the transfer of Shares as provided in Section 3 of this Agreement. For the avoidance of doubt, dividends will not accrue on the Award prior to the date the Shares are transferred.
6.    Termination of Employment. Except as provided in this Section, if the Participant’s employment with the Company terminates for any reason during the Performance Period, the Participant shall forfeit his rights to receive a Performance Stock Bonus, and shall receive no Shares in connection with this Agreement. Notwithstanding the foregoing, (a) in the event of the Participant’s termination of employment during the Performance Period under circumstances which entitle him to receive separation benefits under Section 4.1 of the Second Amended and Restated Ameren Corporation Change of Control Severance Plan, as amended (the “Ameren COC Plan”), the Participant shall be entitled to a Performance Stock Bonus hereunder using a Performance Factor of 100% and the Determination Date for purposes of this clause (a) shall be the date on which the Participant’s employment terminates (or if such date is not a business day, on the next succeeding business day) and settlement shall occur upon the foregoing Determination Date, and (b) in the event of the Participant’s termination of employment during the Performance Period due to (i) death, (ii) disability which entitles him to benefits under a long-term disability plan maintained by the Company, or (iii) involuntary termination of employment without Cause (as defined in the Ameren COC Plan) for which he is not entitled to receive separation benefits under the Ameren COC Plan, the Participant shall be entitled to receive a Performance Stock Bonus based on the actual amount of the Performance Stock Bonus he would have received if he had continued employment through the end of the Performance Period, but pro-rated based on the number of completed days in the Performance Period prior to such death, disability, or involuntary termination of employment without Cause and settled upon the Determination Date. In the event the Participant’s employment with the Company terminates for any reason before the Performance Period begins, this Agreement will terminate and be null and void upon such termination.
7.    Nontransferability. The Participant shall have no right to sell, transfer, pledge, assign or otherwise alienate or hypothecate (a “Transfer”) his rights under this Agreement or amounts payable in connection with this Agreement other than by will or by the laws of descent and distribution, except as provided in the Plan. If any Transfer, whether voluntary or involuntary, of the Participant’s rights under this Agreement is made (other than as permitted in the previous sentence), or if any attachment, execution, garnishment, or lien will be issued against or placed upon any amounts payable with respect to this Agreement, the Participant’s rights under this Agreement and rights to amounts payable hereunder will be immediately forfeited to the Company, and this Agreement shall lapse and terminate.
8.    Requirements of Law. The grant of the Performance Stock Bonus or Shares transferred to the Participant under the Plan and this Agreement is subject to all applicable laws, rules, and regulations, and conditioned upon such approvals by any governmental agencies or national securities exchanges as may be required.
9.    Tax Withholding. The Company will have the power and the right to deduct or withhold, or require the Participant to remit to the Company, an amount sufficient to satisfy federal, state, and local taxes, domestic or foreign, required by law or regulation to be withheld with respect to any taxable event arising as a result of this Agreement.
10.    Stock Withholding. With respect to withholding required upon any taxable event arising as a result of the Performance Stock Bonus granted or Shares transferred hereunder, the Company, unless otherwise notified by the Participant in writing within thirty (30) days prior to such taxable event, will satisfy the tax withholding requirement by withholding Shares having a Fair Market Value equal to the amount required to be withheld to satisfy federal, state, and local withholding requirements. The Participant agrees to pay to the Company, its Affiliates, and/or its Subsidiaries any amount of tax that the Company, its Affiliates, and/or its Subsidiaries may be required to withhold as a result of the Participant’s participation in the Plan that cannot be satisfied by the means previously described.
11.    Administration. This Agreement and the Participant’s rights hereunder are subject to all the terms and conditions of the Plan, as the same may be amended from time to time, as well as to such rules and regulations as the Human Resources Committee may adopt for administration of the Plan. It is expressly understood that the Human Resources Committee is authorized to administer, construe, and make all determinations necessary or appropriate to the administration of the Plan and this Agreement, all of which will be binding upon the Participant.
12.    Continuation of Employment. This Agreement does not confer upon the Participant any right to continuation of employment by the Company, its Affiliates, and/or its Subsidiaries, nor will this Agreement interfere in any way with the Company’s, its Affiliates’, and/or its Subsidiaries’ right to terminate the Participant’s employment.
13.    Amendment to the Plan. The Plan is discretionary in nature and the Human Resources Committee may terminate, amend, or modify the Plan; provided, however, that no such termination, amendment, or modification of the Plan may in any way adversely affect in any material way the Participant’s rights under this Agreement without the Participant’s written approval.
14.    Amendment to this Agreement. The Company may amend this Agreement in any manner, provided that no such amendment may adversely affect in any material way the Participant’s rights hereunder without the Participant’s written approval.
15.    Prior Agreement. The Company and Participant are party to a Performance Stock Bonus Award Agreement effective March 1, 2011 (“Prior Agreement”). The Prior Agreement is an independent and separate agreement that will continue in effect pursuant to its terms. This Agreement does not impact either the rights of the Company or the Participant under the Prior Agreement between the Parties nor does the Prior Agreement impact the rights of the Company or the Participant under this Agreement.
16.    Successor. All obligations of the Company under the Plan and this Agreement with respect to the Performance Stock Bonus will be binding on any successor to the Company, whether the existence of such successor is the result of a direct or indirect purchase, merger, consolidation, or otherwise, of all or substantially all of the business and/or assets of the Company.
17.    Severability. The provisions of this Agreement are severable and if any one or more provisions are determined to be illegal or otherwise unenforceable, in whole or in part, the remaining provisions will nevertheless be binding and enforceable.
18.    Applicable Laws and Consent to Jurisdiction. The validity, construction, interpretation, and enforceability of this Agreement will be determined and governed by the laws of the State of Missouri without giving effect to the principles of conflicts of law. For the purpose of litigating any dispute that arises under this Agreement, the Parties hereby consent to exclusive jurisdiction and agree that such litigation will be conducted in the federal or state courts of the State of Missouri.
IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed effective as of April 23, 2013.

Ameren Corporation By: /s/ Mark C. Lindgren

By: /s/ Adam C. Heflin
Adam C. Heflin